Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Employment Agreement”) is entered, effective                     , (the “Effective Date”) by and between HealthExtras, Inc. (the “Company”) and                      (the “Executive”).

WHEREAS, the Company is engaged in business as a pharmacy benefits manager; and

WHEREAS, The Executive is familiar with the business of the Company arising from his services as                      for the Company and his careful study of the Company; and

WHEREAS, The Executive has served as                      of the Company pursuant to an employment agreement originally effective                     ; and

WHEREAS, the Company seeks to continue to employ the Executive, and the Executive seeks to continue employment with and for the Company and to execute the duties as                      that the Board of Directors may from time-to-time assign; and

WHEREAS, Executive and the Company wish to enter into this Employment Agreement to set forth the terms for employment and compensation for the Executive; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereto hereby agree to enter into this Employment Agreement effective as of the Effective Date.

SECTION I

Term of Employment; Executive Representation.

1.1	Employment Term. Executive shall be employed by the Company under the terms of this Employment Agreement for a three-year period commencing on (the “Employment Term”). Notwithstanding the foregoing, the Executive’s employment with the Company may be terminated pursuant to Section VIII, on the terms and subject to the conditions set forth in this Employment Agreement.

1.2	Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Employment Agreement by Executive and the Company, and the performance by Executive of the Executive’s duties hereunder, shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement, other agreement, or policy (including any covenant not to compete, solicit employees, or customers of any prior employer(s)) to which Executive is a party or otherwise bound. Executive further warrants that he has not been the subject of any criminal, civil proceeding, investigated, or sanctioned by any licensing authority of any state, Federal agency court, other public body, or of any self-regulatory organization. Executive further represents that he is not aware of any basis that he would not be fit to transact business with an agency or instrumentality of the federal or any state government.

SECTION II

Position.

2.1	During the Employment Term, Executive shall serve as the Company’s and shall principally perform Executive’s duties to the Company and its affiliates from the Company’s offices in Rockville, Maryland, subject to normal and customary travel requirements in the conduct of the Company’s business to customer locations and to its facilities, including (but not limited to) its facilities in Florida, Louisiana, Maryland, Nevada, North Carolina, and Texas. In such position, Executive shall report to the Company’s [Board of Directors] [Chief Executive Officer] (herein [“Board”] [“CEO”]) and shall have such duties which shall be those normally performed by a .

2.2	During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the [Board] [CEO].

2.3	Executive has no equity interest in any company engaged in the same lines of business as the Company. Executive agrees not to acquire any interest in any such company without the express consent of the Company. Notwithstanding the foregoing, the Executive may acquire up to a two percent interest in any publicly traded company so long as his activity with respect to such company remains a passive investment.

2.4	Executive, as an obligation of employment, shall be/become familiar with requirements of law(s) applicable to the lines of business in which the Company is engaged and similarly with respect to its legal obligations as a public company. Should any practice at the Company appear to be inconsistent with such requirements, the Executive shall report such incident or suspected activity to the [Board] [CEO], or to counsel for the Company (at the address identified in Section 11.7, below). Failure to comply with the obligations of this section is grounds for immediate dismissal.

2.5	To the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the (i.e., the Executive) shall reimburse the Company for any bonus or other incentive-based or equity-based compensation received by him from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever occurs first) of the financial document embodying such financial reporting requirement and shall reimburse the Company for any profits realized from the sale of securities of the Company during that 12-month period.

SECTION III

Base Salary.

3.1	The Executive will be paid a base salary at regular installments in accordance with the Company’s usual payment practices. Effective as of , the Executive’s base salary will be paid at an annual rate of $ . The Executive’s base salary, as in effect at a given time hereunder, is hereinafter referred to as the “Base Salary.” Any changes to Base Salary during the term of this Employment Agreement shall be as authorized by the [Compensation Committee of the Board of Directors] [CEO].

SECTION IV

Incentive Bonus.

4.1	Executive is, and shall be, eligible to earn an incentive cash bonus award (an “Incentive Bonus”), as determined by the [Board] [CEO] of the Company. The current Incentive Bonus range for which the Executive is eligible, subject to determination by the [Board] [CEO], is set forth in Schedule 4-1.

SECTION V

Equity Arrangements.

5.1	The Executive is, and shall be, eligible to earn awards under the Company’s 2003 Equity Incentive Plan, and such similar programs as may be adopted from time-to-time to provide long-term incentives for executives of the Company.

SECTION VI

Employee Benefits.

6.1	During the Employment Term, Executive shall be entitled to participate in the employee benefit plans of the Company maintained generally for employees (including, e.g., without limitation, standard medical and dental benefits, and savings plan), as well as those maintained for other senior executives of the Company. In addition, Executive shall be eligible for the following benefits:

A.	Four weeks of paid vacation per year which may be taken at such times as approved by the CEO, which approval will not be unreasonably withheld; and

B.	An automobile allowance of $ per quarter (payable no less frequently than quarterly).

C.	Term life insurance as currently in effect and to be maintained in an amount equal to at least times the Executive’s Base Salary.

SECTION VII

Business Expenses.

7.1	During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

SECTION VIII

Termination.

8.1	The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason in accordance with the provisions of this Section VIII. Notwithstanding any other provision of this Employment Agreement, the provisions of this Section VIII shall exclusively govern the Executive’s rights upon termination of employment with the Company and its affiliates. The following provisions shall apply to termination of the Executive’s employment with the Company.

A.	By the Company for Cause.

(i)	The Employment Term and Executive’s employment hereunder may be immediately terminated by the Company for Cause (as defined below) at any time.

(ii)	For purposes of this Employment Agreement, “Cause” shall mean the Executive’s: (i) failure to comply with any law or regulation arising from conduct not undertaken in good faith; (ii) commission of an act of fraud upon, or act evidencing dishonesty to, the Company, (iii) misappropriation of any funds, property, or rights of the Company; (iv) willful breach or habitual neglect of Executive’s job duties or Executive’s failure or refusal to comply with explicit directives of the Company; (v) conviction of a felony or a misdemeanor involving moral turpitude; (vi) use or possession of illegal drugs at work or Executive’s working under the influence of drugs at work; or (vii) Executive’s breach of the provisions of any non-competition or confidentiality agreements with, or written policies of, the Company or its affiliates to which Executive is bound or subject.

(iii)	If Executive’s employment is terminated by the Company for Cause; Executive shall be entitled to receive:

(a)	The Base Salary through the date of termination;

(b)	Reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of the Executive’s termination; and

(c)	Such Employee Benefits, if any, as to which Executive may be entitled under the terms of the employee benefit plans of the Company.

B.	By the Company Without Cause or by the Executive with Good Reason (Including Death or Permanent Disability).

(i)	The Employment Term and Executive’s employment hereunder may be terminated by the Company at any time without Cause.

(ii)	If Executive’s employment is terminated by the Company without Cause, upon the death, or permanent disability of the Executive, or by the Executive for Good Reason, then Executive shall be entitled to receive:

(a)	The Executive’s Base Salary, Automobile Allowance, and continuation of healthcare benefits at the Company’s expense, through the remaining Employment Term or for a period of twelve months, whichever period is longer;

(b)	Any Incentive Bonus earned but unpaid as of the date of termination;

(c)	Reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(d)	Such Employee Benefits, if any, as to which Executive may be entitled to under the terms of the employee benefit plans of the Company.

(iii)	Executive shall have the right, upon not less than 30 days’ advance written notice to the Company, to terminate his employment hereunder for “Good Reason” (as hereinafter defined) if the Company fails to substantially cure the action set forth as grounds for Good Reason, and such termination shall be treated as a termination of Executive’s employment by the Company without Cause pursuant to this Employment Agreement. Any such notice of termination of employment by Executive for Good Reason must be given in writing to the Chairman of the Board and to the , within four calendar months after the occurrence of the event constituting Good Reason.

(a)	“Good Reason” means (i) the assignment to Executive of any duties inconsistent in any respect with Executive’s position (including status, offices, titles, and reporting relationships), authority, duties, or responsibilities as of the Effective Date; and (ii) the Company’s failure to honor all of the terms of this Employment Agreement, excluding for such purpose any isolated, insubstantial, and inadvertent action not taken in bad-faith and which is remedied by the Company promptly after receipt of written notice thereof from the Executive.

(iv)	Permanent disability shall be determined based upon the ability of the Executive to perform the functions of . The determination that the Executive is permanently disabled for purposes of any Company paid disability policy with respect to the Executive shall be proof that the Executive is permanently disabled.

C.	By the Executive without Good Reason.

(i)	The Employment Term and Executive’s employment hereunder may be terminated by the Executive without Good Reason upon not less than 90 days’ advance written notice to the Company.

(ii)	If Executive’s employment is terminated by the Executive without Good Reason, then Executive shall be entitled to receive:

(a)	The Base Salary through the date of termination;

(b)	Reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(c)	Such Employee Benefits, if any, as to which Executive may be entitled under the terms of the employee benefit plans of the Company.

D.	Termination Within 18 Months After Change in Control

(i)	In the event that Executive’s employment is terminated within eighteen months after a Change in Control by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to the same rights, payments and benefits as provided in paragraph B of this Section VIII, except that in lieu of the continuation of Base Salary provided in subparagraph (ii)(a) thereof, Executive shall be entitled to a lump sum payment equal to two times Executive’s Base Salary (without regard to any reduction in Base Salary after the Change in Control). Notwithstanding the foregoing, if as provided in Appendix A Executive would otherwise be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the amounts payable under this Employment Agreement shall be reduced as provided in Appendix A.

(ii)	If any contest or dispute shall arise under this Employment Agreement involving termination of Executive’s employment with the Company after a Change in Control or involving the failure or refusal of the Company to perform fully in accordance with the terms of this Section VIII, the Company shall reimburse Executive for all reasonable legal fees and related expenses, if any, incurred by Executive in connection with such contest or dispute if a court of competent jurisdiction or an arbitration panel substantially upholds Executive’s position.

(iii)	For purposes of this Section VIII, paragraph D:

(a)	“Cause” shall have the meaning given to such term in Section 8.1A(ii).

(b)	“Good Reason” shall have the meaning set forth in paragraph 8.1B(iii)(a) of Section VIII and shall also include (i) any requirement of the Company that Executive (a) be based anywhere more than fifty (50) miles from Executive’s primary office location and more than fifty (50) miles from Executive’s principal residence at the time of the Change in Control or (b) travel on Company business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change in Control; and (ii) the Company’s failure to continue to provide Executive with benefits in the aggregate substantially equivalent to the benefits Executive was entitled under the employee benefit plans of the Company in which Executive was participating immediately prior to such Change in Control, at a substantially equivalent cost.

(c)	“Change in Control” shall have the meaning ascribed to such term in Appendix B.

E.	Any payment provided for in paragraphs A through D of this Section VIII constituting a plan that provides for deferral of compensation covered by Section 409A of the Internal Revenue Code, shall be payable within thirty days following the six month period after the date of separation of service of the Executive. Otherwise, any payment provided for in paragraphs A through D of this Section VIII shall be paid within thirty days after separation of service of the Executive.

SECTION IX

Notice of Termination.

9.1	Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11.7 hereof. For purposes of this Employment Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Employment Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

SECTION X

Confidentiality.

10.1	Executive acknowledges and agrees to the provisions of the Confidentiality and Non-Competition Addendum set forth fully in Schedule 10-1 to this Employment Agreement, made a part hereof, and acknowledged by the signatures of the Executive and Company (or their respective representatives).

SECTION XI

Miscellaneous.

11.1	Governing Law. This Employment Agreement, except as otherwise expressly provided, shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflicts of laws principles thereof.

11.2	Entire Agreement/Amendments. This Employment Agreement (together with its Schedules, Appendices and the Confidentiality and Non-Competition Addendum) contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants, or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Employment Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

11.3	No Waiver. The failure of a party to insist upon strict adherence to any term of this Employment Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Employment Agreement.

11.4	Severability. In the event that any one or more of the provisions of this Employment Agreement shall be or become invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions of this Employment Agreement shall not be affected thereby.

11.5	Assignment. This Employment Agreement shall not be assignable by Executive. This Employment Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights, and privileges of this Employment Agreement.

11.6	Successors; Binding Agreement. This Employment Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, and legatees of the respective parties to this Employment Agreement.

11.7	Notice. For the purpose of this Employment Agreement, notices and all other communications provided for in the Employment Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, and addressed to the respective addresses set forth below or to such other address as either party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

If to the Company:	HealthExtras, Inc.
800 King Farm Boulevard, 4th Floor
Rockville, MD 20850
	Attn:	General Counsel

If to Executive:	To the most recent address of Executive set forth in the personnel records of the Company.

11.8	Withholding Taxes. The Company may withhold from any amounts payable under this Employment Agreement such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

11.9	Counterparts. This Employment Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

HealthExtras, Inc.	Executive

BY:
TITLE:

SCHEDULES TO THE EMPLOYMENT AGREEMENT OF JULY 1, 2005

BETWEEN HEALTHEXTRAS, INC. AND EXECUTIVE

Schedule 4-1 (Incentive Bonus)

The Executive participates in the Executives and Senior Management bonus pool, tier 1, targeting a bonus ranging between 0 percent and          percent of Base Salary.

Schedule 10-1 (See the Confidentiality and Non-Competition Addendum annexed to and made a part of the Employment Agreement)

CONFIDENTIALITY AND NON-COMPETITION ADDENDUM TO THE

EMPLOYMENT AGREEMENT OF JULY 1, 2005 BETWEEN HEALTHEXTRAS, INC.

AND EXECUTIVE

WHEREAS, HealthExtras, Inc. (“Company”) has and intends to devote large amounts of time, effort, and expense in developing, acquiring, and using technical and non-technical information (“Confidential Information,” “Written Material,” and “Inventions” as more specifically defined below and referred to collectively as “Proprietary Information”) in the healthcare delivery industry and human resource management industry and may, both on its behalf and on behalf of customers of the Company, develop, or participate in the development of additional Proprietary Information

WHEREAS, during the employment of                      (the “Executive”) with the Company, the Company anticipates the development of additional Proprietary Information; and

WHEREAS, in the course of performance of Executive’s duties for the Company, Executive will be given or have access to the Company’s Proprietary Information which is vital to the success of the Company’s business and the Company must be protected from the substantial injury and loss that it would suffer as a result of violations of this Confidentiality and Non-Competition Addendum (“Confidentiality Addendum “); and

WHEREAS, the Company is desirous of balancing its interests in protecting its Proprietary Information with Executive’s right to be free from unreasonable restraints of trade;

NOW THEREFORE, in consideration of good and valuable consideration, including but not limited to the employment or continued employment of Executive, the Company and Executive mutually agree as follows:

SECTION I

Confidential Information.

1.1	Non-Disclosure, Use and Return of Confidential Information. Executive agrees that at all times (both during his/her employment with the Company and after his/her separation from the Company): (i) not to disclose Confidential Information to unauthorized persons, (ii) not to copy or use Confidential Information for unauthorized purposes, and (iii) to comply with any procedures that the Company may adopt to preserve the confidentiality of Confidential Information. Upon termination of employment with the Company, Executive agrees to deliver to the Company all Confidential Information in his/her possession, including files stored in electronic or other media, and agrees not to retain copies of any Confidential Information. If Executive has some question as to whether certain information falls within the scope of Confidential Information, he/she agrees to treat such information as Confidential Information until told otherwise in writing by the Company. The Company further agrees to respond promptly when questioned about whether something is Confidential Information.

1.2	Definitions. For purposes of this Confidentiality Addendum, the term Confidential Information means any information, whether or not reduced to writing: (i) that is not generally known in the Company’s trade or industry, (ii) that the Company or its customers and clients treat, or is obligated to treat, as confidential, and (iii) that Executive may create or have access to as a result of his/her employment with the Company. Confidential Information includes, but is not limited to, trade secrets, and other information concerning the Company’s products and services, business procedures, marketing, customers (including their identities, services acquired from the Company, pricing, and contact list), and software.

SECTION II

Intellectual Property.

2.1	If during Executive’s employment with the Company, the Executive accomplishes or conceives any invention, creation, works, or intellectual property in any other forms, as a result of or relating to the employment of Executive with the Company, the proprietary rights to such intellectual property, including but not limited to patent, copyright, trade secrets, and other related rights, shall be vested in the Company.

2.2	Executive shall promptly give the Company full details of any invention or improvement which he/she may from time-to-time make or discover in the course of his/her duties, and to further the interests of the Company’s undertaking with regard thereto. Any such invention or improvement shall be the property of the Company without any additional compensation to Executive, and Executive shall take all steps, and execute such documents as may be necessary and reasonably required by the Company, at the expense of the Company, to procure and ensure that the Company obtains and retains complete and exclusive legal title to any such invention or improvement.

2.3	The Executive shall assist the Company in obtaining, securing, and enforcing the abovementioned intellectual property rights as is required by the Company.

SECTION III

Return of Company Property.

3.1	Executive shall promptly, whenever requested by the Company, and in any event upon the termination of his/her employment with the Company, deliver to the Company all lists of clients or customers, correspondence, and all other documents, papers, records, and any other properties which may have been prepared by him/her or have come into his/her possession in the course of his/her employment with the Company. Executive shall not be entitled to, and shall not retain, any copies thereof. Title and copyright thereto shall be vested in the Company.

SECTION IV

Non-Competition and Non-Solicitation.

4.1	Non-Competition.

A.	In consideration of the remuneration and benefits given by the Company hereunder and in view of Executive’s position in the Company that would enable him/her to get access to trade secrets and other Confidential Information, Executive hereby explicitly agrees and commits for the period of his employment with the Company and for a period of months thereafter, as follows:

(i)	That he/she shall not attempt in any manner to solicit from any of the Company’s clients business of the type performed by the Company, or to persuade any clients to cease business, to reduce the amount of business which a client has customarily done or contemplates doing with the Company, or any of its subsidiary companies, whether or not the relationship with the Company and such client was originally established in whole or in part through Executive’s efforts;

(ii)	That he/she shall not attempt to employ or assist anyone else to employ, any person who is/has been employed by the Company (or any of its affiliates and subsidiary companies) within the six months period prior to the Executive’s separation from service with the Company;

(iii)	That he/she shall not at any time disclose to anyone any Confidential Information or trade secrets of the Company, or any client of the Company, or utilize such Confidential Information or trade secrets for Executive’s own benefit, or for the benefit of any third parties;

(iv)	That he/she shall not remove from the Company, or make copies of, any memoranda, notes, records, computer diskettes/files, or other documents concerning the business of the Company and/or its clients, compiled by the Executive, or made available to the Executive, during the employment.

B.	Executive agrees that should he/she violate this covenant, damages to the Company will be difficult to enforce. In recognition of the loss that a breach would cause, Executive agrees that the twenty-four month restrictive period shall be extended so that the Company enjoys a complete, contiguous twenty-four month period during which Executive has honored this Confidentiality Addendum.

4.2	Reasonableness of Restrictions. Executive acknowledges: (i) that the restrictions in Section IV are reasonable in terms of scope: duration, geographically, and otherwise, (ii) that the protection afforded to the Company hereunder is necessary to protect its legitimate business interests, and (iii) that the agreement to observe such restrictions form a material part of the consideration for the Employment Agreement, including this Confidentiality Addendum, and his/her employment by the Company.

4.3	Enforceability. In the event that, notwithstanding the foregoing, any of the provisions of Section IV shall be held to be invalid or unenforceable, Executive agrees that the remaining provisions hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Section IV, relating to the time period and/or the areas of restriction and/or any related aspects, shall be declared by a court of competent jurisdiction to exceed the maximum restrictions such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become, and thereafter be, the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

4.4	Injunctive Relief. Executive understands that his/her failure to comply with the obligations under this Confidentiality Addendum and in particular the restrictions contained in Section IV of this Confidentiality Addendum will cause the Company to suffer irreparable injury and harm, the full extent of which will, or may, be impossible to ascertain, and for which monetary damages will not be a complete remedy. Accordingly, Executive agrees that the Company will, in addition to any other remedies available to it at law or in equity, be entitled to preliminary and permanent injunctive relief to enforce, or to prevent a breach of, the terms of this Confidentiality Addendum.

4.5	Exception. Notwithstanding the foregoing or any other obligation imposed under this Confidentiality Addendum, the obligations of this Confidentiality Addendum do not apply in the event that the Executive is terminated from employment without cause or terminates his/her employment for good cause, as described in the Employment Agreement.

SECTION V

Miscellaneous.

5.1	Assignability. This Confidentiality Addendum may be assigned only as part of, and consistent with the assignment provisions of Section 11.5 of the Employment Agreement of which it is a part.

5.2	Successors; Binding Agreement. This Confidentiality Addendum (along with the entire Employment Agreement) shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees of the respective parties to the Employment Agreement (which includes this Confidentiality Addendum).

5.3	Governing Law. This Confidentiality Addendum will be deemed signed in Maryland, and will be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflict of laws.

5.4	Surviving Obligations. The terms of this Confidentiality Addendum shall survive the expiration of the other provisions of the Employment Agreement.

IN WITNESS WHEREOF, the parties to the Employment Agreement have duly executed, and thereby expressly acknowledged and agreed to this Confidentiality Addendum to the Employment Agreement.

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HealthExtras, Inc.	Executive

BY:
TITLE:

APPENDIX A TO THE EMPLOYMENT AGREEMENT OF JULY 1, 2005

BETWEEN HEALTHEXTRAS, INC. AND [EXECUTIVE]

Cut-back to Safe Harbor Cap on Payments

(a) Notwithstanding anything in this Employment Agreement to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive, whether pursuant to the terms of this Employment Agreement or otherwise (the “Payments”), would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amounts payable to Executive under this Employment Agreement shall be reduced (reducing first the payments under paragraph 8.1D of Section VIII of the Employment Agreement, unless an alternative method of reduction is elected by Executive) to the maximum amounts will result in no portion of the Payments being subject to such excise tax (the “Safe Harbor Cap”). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to Executive under this Employment Agreement (and no other Payments) shall be reduced, unless consented to by Executive.

(b) All determinations required to be made under this Appendix A shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within ten (10) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.

If the Accounting Firm determines that payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to that effect, and to the effect that Executive is not required to report any Excise Tax on Executive’s federal income tax return. If the Accounting Firm determines that no Excise Tax would otherwise be payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that Executive is not required to report any Excise Tax on Executive’s federal income tax return. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in paragraph (c) below).

(c) If it is established pursuant to a final determination of a court or the Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive by the Company, which are in excess of the limitations provided in this Section 5 (hereinafter referred to as an “Excess Payment”), Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Appendix A. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment. Executive shall cooperate; to the extent Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under this Employment Agreement were reduced pursuant to paragraph (a) of this Appendix A and the value is stock options is subsequently redetermined by the Accounting Firm (as defined below) within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Executive any amounts payable under this Employment Agreement that were not previously paid solely as a result of paragraph (a) up to the Safe Harbor Cap.

APPENDIX B TO THE EMPLOYMENT AGREEMENT OF JULY 1, 2005

BETWEEN HEALTHEXTRAS, INC. AND EXECUTIVE

Definition of Change in Control

For purposes of this Employment Agreement, “Change in Control” means the occurrence of any one of the following events:

(i) individuals who, on June 7, 2005 constitute the Board (the “Incumbent Directors”) cease for any reason within any twenty-four (24) month period to constitute at least a majority of the Board (or the board of directors of any successor to the Company), provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board (including by reason of any agreement intended to avoid or settle such election contest or solicitation of proxies) shall be deemed to be an Incumbent Director until twenty-four (24) months after such election;

(ii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 35% or more of Company Voting Securities by such person;

(iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 90% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets; or

(v) the occurrence of any other event that the Board determines by a duly approved resolution constitutes a Change in Control.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.